Exhibit 99.4

Caidan Enterprises, Inc. and Subsidiaries

Consolidated Financial Report

December 31, 2017

Caidan Enterprises, Inc. and Subsidiaries

Caidan Enterprises, Inc. and Subsidiaries

Consolidated Balance Sheet

December 31, 2017 and 2016

	2017	2016
Assets
Current Assets
Cash and cash equivalents	$430,253,280	$429,069,699
Investments at fair value (Notes 3 and 4)	90,812,846	99,101,510
Accounts receivable:
Uncollected premiums	339,508,336	315,477,816
Healthcare receivables (Note 18)	50,656,031	48,379,801
Uninsured plans (Note 17)	11,000,688	11,943,580
Accrued retrospective premiums (Note 16)	14,004,028	10,792,527
Pharmacy rebates and other receivables	8,218,635	5,600,809
Related party receivable	497,861	—
Note receivable (Note 6)	47,897	44,764
Other current assets:
Prepaid expenses	8,685,570	9,330,677
Accrued interest income (Note 2)	28,776,299	1,686,336
Reinsurance receivable (Note 10)	7,814,420	7,552,457
Taxes receivable	5,275,916	9,620,790
Other current assets	1,016,147	1,555,428

Total current assets	996,567,954	950,156,194
Property and Equipment - Net (Note 7)	51,462,985	48,708,917
Internally Developed Software - Net (Note 2)	15,214,087	8,501,954
Funds Maintained Under Statutory Requirements (Note 2)	2,649,509	2,642,237
Investments at Equity (Note 5)	17,410,462	17,857,242
Investments at Fair Value (Notes 3 and 4)	121,484,961	110,088,442
Other Assets
Related party note receivable (Note 6)	2,712,266	2,712,266
Deferred tax asset (Note 12)	970,437	1,576,511
Notes receivable - Net of current portion (Note 6)	1,155,715	1,203,611
Deposits and other assets	590,923	778,590

Total assets	$1,210,219,299	$1,144,225,964

See notes to consolidated financial statements.	1

Caidan Enterprises, Inc. and Subsidiaries

Consolidated Balance Sheet (Continued)

December 31, 2017 and 2016

	2017	2016
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$73,851,820	$61,877,332
Line of credit payable (Note 11)	82,091,073	127,157,681
Accrued healthcare costs payable (Note 8)	425,759,600	369,325,069
Aggregate health policy reserves (Note 16)	12,021,510	7,763,582
Liabilities for amounts held under uninsured plans (Note 17)	90,684,095	141,162,329
Related party payable (Note 5)	236,217	1,866,035
Capital lease obligation	182,230	180,892
Note payable (Note 11)	17,968,144	19,564,275
Accrued and other current liabilities:
Accrued compensation	11,279,188	9,625,608
Stock redemption obligation - Current portion (Note 22)	3,207,345	2,788,883
Unearned premiums	553,748	359,247
Taxes payable	62,358	—
Deferred rent (Note 2)	33,623	33,623
Other accrued liabilities	22,615,049	11,464,060

Total current liabilities	740,546,000	753,168,616
Capital Lease Obligation - Net of current portion	378,007	576,064
Stock Redemption Obligation - Net of current portion (Note 22)	—	3,207,345
Long-term Notes Payable - Net of current portion (Note 11)	122,456,315	73,838,067
Long-term Deferred Rent - Net of current portion (Note 2)	4,029,418	3,607,380
Other Long-term Liabilities	1,398,727	901,721
Stockholders’ Equity	341,410,832	308,926,771

Total liabilities and stockholders’ equity	$1,210,219,299	$1,144,225,964

See notes to consolidated financial statements.	2

Caidan Enterprises, Inc. and Subsidiaries

Consolidated Statement of Operations

Years Ended December 31, 2017 and 2016

	2017	2016
Revenue
Net premiums earned	$3,209,273,922	$3,026,895,454
Pharmacy revenue	227,302,160	183,256,579
Miscellaneous	4,277,846	3,887,043

Total revenue	3,440,853,928	3,214,039,076
Operating Expenses
Program expenses - Healthcare delivery (Note 8)	2,383,864,878	2,113,102,504
Pharmacy expense	689,771,593	571,606,141
General and administrative	275,317,729	413,902,466

Total operating expenses	3,348,954,200	3,098,611,111

Operating Income	91,899,728	115,427,965
Nonoperating Income (Expense)
Interest and dividend income from investments	4,360,911	3,481,526
Other interest income (Note 2)	26,991,091	—
Income (loss) from equity method investments	1,337,184	7,627,728
Realized gains (losses) on sale of investments (Note 3)	327,223	(99,909)
Interest expense on unpaid claims (Note 2)	(15,802,983)	—
Interest expense	(12,967,918)	(5,190,084)

Total nonoperating income	4,245,508	5,819,261

Income - Before income taxes	96,145,236	121,247,226
Income Tax (Recovery) Expense (Note 12)	(990,699)	18,488,061

Consolidated Net Income	$97,135,935	$102,759,165

See notes to consolidated financial statements.	3

Caidan Enterprises, Inc. and Subsidiaries

Consolidated Statement of Comprehensive Income

Years Ended December 31, 2017 and 2016

	2017	2016
Consolidated Net Income	$97,135,935	$102,759,165
Other Comprehensive Income - Net of tax
Unrealized gain (loss) on securities:
Arising during the year	1,360,349	178,255
Reclassification adjustment	(327,223)	99,909

Total other comprehensive income	1,033,126	278,164

Comprehensive Income	$98,169,061	$103,037,329

See notes to consolidated financial statements.	4

Caidan Enterprises, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity

Years Ended December 31, 2017 and 2016

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
Balance - January 1, 2016	$278,300	$2,000	$265,375,984	$(48,842)	$265,607,442
Comprehensive income:
Consolidated net income	—	—	102,759,165	—	102,759,165
Other comprehensive income	—	—	—	278,164	278,164
Dividends declared	—	—	(59,718,000)	—	(59,718,000)

Balance - December 31, 2016	278,300	2,000	308,417,149	229,322	308,926,771
Comprehensive income:
Consolidated net income	—	—	97,135,935	—	97,135,935
Other comprehensive income	—	—	—	1,033,126	1,033,126
Dividends declared	—	—	(65,685,000)	—	(65,685,000)

Balance - December 31, 2017	$278,300	$2,000	$339,868,084	$1,262,448	$341,410,832

See notes to consolidated financial statements.	5

Caidan Enterprises, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

Years Ended December 31, 2017 and 2016

	2017	2016
Cash Flows from Operating Activities
Consolidated net income	$97,135,935	$102,759,165
Adjustments to reconcile consolidated net income to net cash from operating activities:
Depreciation and amortization	12,391,420	11,051,828
Bad debt expense (recovery)	3,304,610	(1,604,096)
Amortization of internally developed software	696,728	—
Amortization of investment discounts	3,423,888	2,740,568
Amortization of loan acquisition costs	3,646,949	435,725
(Gain) loss on sale of investments	(327,223)	99,909
Loss (gain) on equity method investments, net of distributions	446,780	(4,864,192)
Loss on disposal of property and equipment	1,312,051	369,491
Deferred income taxes	606,074	579,192
Changes in operating assets and liabilities which (used) provided cash:
Accounts receivable	(34,995,656)	(193,594,593)
Reinsurance receivable	(261,963)	(2,742,722)
Other assets	(25,650,713)	(7,013,183)
Accounts payable	11,909,197	6,072,236
Accrued and other current liabilities	11,866,258	(1,194,829)
Accrued healthcare costs payable	10,214,225	74,740,356
Deferred rent	422,038	24,426
Taxes payable	(557,920)	(6,983,837)
Taxes receivable	4,344,874	(9,620,790)

Net cash provided by (used in) operating activities	99,927,552	(28,745,346)
Cash Flows from Investing Activities
Purchases of property and equipment	(11,511,177)	(22,114,154)
Proceeds from sale of property and equipment	18,930	59,160
Payments for internally developed software	(7,408,861)	(8,501,954)
Purchases of investments	(69,615,392)	(238,356,392)
Proceeds from sales and maturities of investments	64,989,808	171,550,195
Payments received on notes receivable	44,763	41,836

Net cash used in investing activities	(23,481,929)	(97,321,309)
Cash Flows from Financing Activities
Net (repayments on) borrowings from line of credit	(45,086,792)	60,000,000
Proceeds from issuance of long-term debt	144,745,352	—
Payments on long-term debt	(106,250,000)	(5,000,000)
Payments on stockholder’s liability	(2,788,883)	(2,716,826)
Payments on capital lease obligations	(196,719)	(1,376,620)
Dividends paid	(65,685,000)	(59,718,000)

Net cash used in financing activities	(75,262,042)	(8,811,446)

Net Increase (Decrease) in Cash and Cash Equivalents	1,183,581	(134,878,101)
Cash and Cash Equivalents - Beginning of year	429,069,699	563,947,800

Cash and Cash Equivalents - End of year	$430,253,280	$429,069,699

See notes to consolidated financial statements.	6

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 1 - Nature of Business

Caidan Enterprises, Inc.’s wholly owned subsidiaries consist of Caidan Management Company, LLC (Caidan Management Company), MeridianRx, LLC (MeridianRx), and Caidan Holding Company, Inc.; Caidan Management Company’s wholly owned subsidiaries consist of Building Amenities Cafeteria, LLC, Building Amenities Wellness Center, LLC, and Building Amenities Day Care, LLC; Caidan Holding Company, Inc.’s wholly owned subsidiaries consist of Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., and Meridian Health Plan of Iowa, Inc. (collectively, the “Company”). The Meridian Health Plan entities cited above operate as state-licensed health maintenance organizations, which provide medical services to persons in the respective states who subscribe as recipients of state and federal health benefits under various Medicaid and Medicare plans. Caidan Management Company is a licensed third-party administrator. Caidan Management Company provides management and administrative services to Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., Meridian Health Plan of Iowa, Inc., and MeridianRx, LLC. MeridianRx provides management and administrative services for prescription drug benefits to Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., Meridian Health Plan of Iowa, Inc., and Caidan Management Company, LLC, in addition to unrelated companies.

Effective January 1, 2016, Meridian Health Plan of Iowa, Inc. ceased underwriting activities; however, the company will remain in operation to continue to service claims.

Note 2 - Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Caidan Enterprises, Inc. and its wholly owned subsidiaries, Caidan Holding Company, Inc., Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., Meridian Health Plan of Iowa, Inc., MeridianRx, LLC, and Caidan Management Company, LLC and subsidiaries. All material intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and cash equivalent balances at seven financial institutions. Cash balances at both December 31, 2017 and 2016 are in excess of FDIC limits, resulting in amounts being uninsured and uncollateralized. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on cash.

Uncollected Premiums

Health capitation premiums are recognized in the period members are entitled to related healthcare services. Uncollected capitation balances are due from the states of Michigan, Illinois, and Iowa at year end. Since 2015, the State of Illinois has experienced a budget impasse which was resolved in 2017 but has impacted the timeliness of funding for state programs. The Illinois Department of Human Services consented to a court decree ordering operation and fulfillment of provisions under the federal Medicaid act. The court order required the State of Illinois to pay all Medicaid providers as if there were no state budget impasse. The Company believes all uncollected premiums will be realized, therefore, no allowance for doubtful accounts has been recorded.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 2 - Significant Accounting Policies (Continued)

Healthcare Receivables

The allowance for doubtful accounts is determined based on management’s assessment of amounts that remain unpaid as of year end. Balances are evaluated on an on-going basis to determine amounts that may not be collectible based on a specific assessment of each outstanding balance and the customer or provider from which it’s due. Amounts deemed to be uncollectible are charged to the allowance for doubtful accounts in the period that such determination is made. At December 31, 2017, management recorded an allowance for doubtful accounts of $3,304,610 related to a healthcare receivable balance on a shared-savings arrangement effective as of January 1, 2017. Management believes all receivables are fully collectible at December 31, 2016; accordingly, no allowance for doubtful accounts has been established. The year-end receivable is comprised of the ACA fee reimbursements, shared savings from risk-sharing provisions, trade accounts receivable, and other receivables (see Note 18).

In 2017, the Company’s subsidiary, Meridian Health Plan of Michigan, Inc., is entitled to shared-savings compensation based on targeted medical loss ratio percentages specified within certain contracts. If the providers do not meet prescribed medical loss ratios, they share in the excess costs, and a healthcare receivable is recorded if deemed collectible by management. The Company estimates an amount receivable related to these risk-sharing provisions, which is recorded as a healthcare receivable at December 31, 2017.

The Company recorded accounts receivable related to pharmaceutical benefit management services provided to unaffiliated customers. Accounts receivable are stated at net invoice amounts. All amounts are considered fully collectible at December 31, 2017 and 2016.

Accrued Interest

The Company’s subsidiary, Meridian Health Plan of Illinois, Inc. records interest income in accordance with the Illinois State Prompt Payment Act. At December 31, 2017, interest receivable of $26,894,536 is due from the State of Illinois based on overdue capitation premiums. Interest of 1.0 percent of any amount approved and unpaid after a 90-day period from the due date shall be added for each month, or 0.033 percent of any amount approved and unpaid for each day after the end of this 90-day period until final payment is made, commensurate with the Illinois State Prompt Payment Act. The Illinois Prompt Pay Law requires the Company to pay providers within a specified time period. Due to delayed capitation receipts from the State of Illinois, the Company incurred interest expense for amounts owed to providers on unpaid claims. At December 31, 2017, the Company reported a liability within other accrued liabilities on the consolidated balance sheet of $15,078,157 for interest due to providers on unpaid claims.

The Company reports other accrued interest income at December 31, 2017 and 2016 of $1,881,763 and $1,686,336, respectively.

Investments

Investments in debt and equity securities are classified as available-for-sale securities and are measured at fair value.

Unrealized holding gains and losses net of the related tax effect are reported as a separate component of other comprehensive income in stockholders’ equity until realized. Impairment losses due to a decline in the value of the investment that is other than temporary are recognized when incurred. There were no other-than-temporary impairment losses in 2017 and 2016 on debt and equity securities.

Investments in limited partnerships and limited liability companies are recorded at fair value, measured at net asset value. Net asset value is provided by the general partners and managers of the companies. The general partners and managers of these companies may at times use estimates in determining the fair value of the underlying assets, and actual results could differ from those estimates. These investments consist primarily of hedge fund limited partnerships and real estate limited liability companies.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 2 - Significant Accounting Policies (Continued)

Cost is determined on the specific identification method for computing realized gains and losses on the sale of investments.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are recognized on a straight-line basis over the estimated useful lives of the assets. Amortization of assets under capital lease is computed using the straight-line method over the term of the lease and is included in depreciation and amortization expense. Costs of maintenance and repairs are charged to expense when incurred.

Internally Developed Software

The Company capitalizes costs incurred in the development of claims processing software for internal use, including the costs of materials, contractors, payroll, and payroll-related costs for employees. Amortization of the capitalized software costs for modules placed in service in 2017 was $696,728. There was no amortization of the capitalized software costs in 2016 as the software was not placed in service. The net book value of internally developed software at December 31, 2017 and 2016 was $15,214,087 and $8,501,954, respectively. The Company assigned an estimated useful life of 10 years for the internally developed software.

Deferred Rent

The Company received a parking incentive related to one of its office leases and has leases with scheduled increases in monthly rents over the lease terms. Rent expense is recorded on a straight-line basis over the terms of the respective leases, taking into account the parking incentive and escalating lease payments. As a result of the recognition of rent on a straight-line basis, the Company has recorded a deferred rent liability on the accompanying consolidated balance sheet. At December 31, 2017, the deferred rent liability is composed of $268,986 related to the parking incentive and $3,794,055 related to escalating lease payments. At December 31, 2016, the deferred rent liability is composed of $302,610 related to the parking incentive and $3,338,393 related to escalating lease payments.

Income Taxes

A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between book and tax accounting methods. Differences between statutory tax rates applied to pretax book income and current tax expense are attributable to nondeductible expenses and net unrealized gains and losses included in other comprehensive income.

Caidan Management Company and MeridianRx are single-member limited liability companies (LLCs), wholly owned by Caidan Enterprises, Inc. Caidan Enterprises, Inc., pursuant to provisions of the Internal Revenue Code, is an S corporation. Generally, the income of LLCs and S corporations is not subject to federal income tax at the corporate level, but rather the stockholders are required to include a pro rata share of the corporation’s taxable income or loss in their personal income tax returns, irrespective of whether dividends have been paid. Accordingly, the Company does not incur or reflect federal tax expense attributable to Caidan Enterprises, Inc., Caidan Management Company, LLC, or MeridianRx, LLC.

Caidan Holding Company, Inc. files a consolidated federal tax return with wholly owned subsidiaries Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., and Meridian Health Plan of Iowa, Inc., all of which are C corporations.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 2 - Significant Accounting Policies (Continued)

The effects of tax positions are generally recognized in the consolidated financial statements consistent with amounts reflected in returns filed, or expected to be filed, with taxing authorities. Management evaluates the Company’s exposure for uncertain tax positions at each reporting period. As of December 31, 2017 and 2016, management believes the Company has no material uncertain tax positions and, therefore, no such liabilities have been recorded. As of December 31, 2017 and 2016, the Company’s unrecognized tax benefits were not significant. There were no significant penalties or interest recognized during the year or accrued at year end.

Other Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities are reported as a direct adjustment to the equity section of the consolidated balance sheet. Such items, along with net income, are considered components of comprehensive income.

Accumulated other comprehensive income at December 31, 2017 and 2016 is composed of unrealized gains or losses, net of federal income tax, on available-for-sale securities. Reclassification adjustments out of other comprehensive income are composed of realized gains (losses) on available-for-sale securities in the amount of $327,223 and $(99,909), the tax impact of which is approximately $106,000 and $(44,000) for 2017 and 2016, respectively.

Reclassification

Certain 2016 amounts in the consolidated financial statements have been reclassified in order to conform to the 2017 presentation. The reclassifications had no impact on consolidated net income or stockholders’ equity.

Premium Revenue Recognition and Uncollected Premiums

Capitation premium revenue is recognized in the period members are entitled to related healthcare services. Premium revenue is earned through the Company’s various Medicaid and Medicare contracts with the Centers for Medicare and Medicaid Services (CMS) and the states of Michigan, Illinois, and Iowa. The Medicare and Medicaid contracts establish fixed, monthly premium rates per member, which are generally determined at the beginning of each new contract renewal period. However, premiums may be adjusted by CMS and the state agencies throughout the term of the contracts in certain cases. Premium rate changes are recognized in the period the change becomes effective, when the effect of the change is reasonably estimable, and collection is assured. The Company also earns supplemental premium revenue (maternity case rate) for each newborn birth. This revenue is recognized in the period the services are provided to the member.

Expected premium revenue is based on membership files received from CMS and state agencies with which the Company has Medicaid contracts, and the contracted premium rates per member. These membership files are compared to payments received to determine whether the Company has been paid the correct premium category and program. Uncollected Premiums are recorded for the difference between expected revenue and amounts collected. The effects of member retroactivity is recorded in the period the changes in membership are identified.

Certain Medicaid and Medicare premiums are subject to a risk adjustment arrangement whereby premiums will be retroactively risk adjusted based on the risk scores of the members. The Company recognizes changes to risk-adjusted premiums as revenue in the period amounts are determinable. See Note 16 for additional information on retrospectively rated contracts and contracts subject to redetermination.

Pharmacy Revenue and Cost of Revenue Recognition

Pharmacy expense is recognized at the time prescriptions are dispensed by pharmacies in the Company’s network to eligible members and consists primarily of ingredient costs and dispensing fees paid to retail pharmacies with which the Company has contracted.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 2 - Significant Accounting Policies (Continued)

Pharmacy revenue from unaffiliated entities consists of the prescription price (ingredient cost plus dispensing fee) negotiated with the retail pharmacies with which the Company has contracted, including the portion to be settled directly by the member (co-payment), plus any associated administrative fees. This revenue is recognized when the claim is processed. The Company has the contractual obligation to pay network pharmacies for benefits provided to participating members and, therefore, acts as principal in the arrangement and reflects the total prescription price as revenue in accordance with applicable accounting guidance.

Rebate Accounting

The Company receives certain rebates from pharmaceutical manufacturers, which are recorded as a reduction of pharmacy expense. The Company records rebates and administrative fees receivable from the manufacturer when the prescriptions covered under contractual agreements with the manufacturers are dispensed; these amounts are not dependent upon future pharmaceutical sales.

Concentration Risk - Revenue

The majority of the Company’s revenue is derived under the various Medicaid programs in Michigan and Illinois, the Medicare-Medicaid Alignment Initiative Plan in Illinois, and MI Health Link Plan in Michigan. The Company’s current Medicaid contract with the State of Michigan is in effect through December 31, 2020 with three one-year extensions. The Company’s MI Health Link Plan contract with the State of Michigan is in effect through December 31, 2018 with one-year renewal options for an additional two years. The Company’s Medicaid contract with the State of Illinois expires on January 1, 2022 with renewal options for an additional four years. The Medicare-Medicaid Alignment Initiative Plan contract expires on December 31, 2019.

Recognition of Healthcare Service Costs

Healthcare service costs and related liabilities are recorded when medical services are provided to eligible members. The accrued healthcare costs payable include an actuarially determined estimate of the ultimate cost of settling claims.

Direct medical expenses include amounts paid or payable to hospitals, physicians, and providers of ancillary services. Recorded direct medical expenses are reduced by the amount of pharmacy rebates earned, subrogation recoveries, member co-pays, other cost-sharing amounts, and amounts due from contracted providers under risk-sharing and/or value-based arrangements. Certain administrative costs provided by outside service providers, including utilization review services, care coordination, and case management, are recorded in general and administrative expense.

The Company uses actuarial principles and assumptions that are consistently applied each reporting period and recognizes the actuarial best estimate of the ultimate accrued healthcare costs payable along with a margin for adverse deviation. When actual experience differs from prior estimates, accrued healthcare costs are adjusted through current year program expenses.

Accrued healthcare costs payable are developed using a combination of development (i.e., “completion factors”) approach and projection approach. The Company calculates total projected claims for each month by multiplying the projected per member per month (PMPM) costs for each month by the total members for that month. The Company then calculates the outstanding incurred claims by subtracting the claims paid for incurral month from the total projected claims. The Company applies the projection method for recent months where lag completion data is particularly volatile.

The development method estimates the portion of claims that have been paid to date for each incurral month based on past claim lag data, which reflects historic time lags in medical claim data between the month of service and the month of claim processing. This approach was used for months with sufficient claim runout.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 2 - Significant Accounting Policies (Continued)

The Company evaluated both the level and the trend in incurred claims PMPM. The completion factors reflect the Company’s best estimates for the current pattern of incurred claim emergence and deemed consistent with observed patterns of seasonal claim variation and current PMPM claim cost trends.

Physician and Hospital Contracts

Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., and Meridian Health Plan of Iowa, Inc. contract directly with physicians, physician groups, and hospitals for the provision of medical care and compensate the providers on either a capitation or fee-for-service basis.

The Company participates in transfer payment programs with the states of Michigan and Illinois. Amounts paid and received from these programs are recognized as agency transactions under deposit accounting for uninsured activity.

Funds Maintained Under Statutory Requirements

Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., and Meridian Health Plan of Iowa, Inc. maintain segregated funds under statutory or contractual requirements to protect members and healthcare providers in the event the Company is unable to meet its contractual obligations. These funds can be used only at the direction of the State of Michigan, State of Illinois, and State of Iowa, respectively, in accordance with statutory provisions. At December 31, 2017 and 2016, $2,649,509 and $2,642,237, respectively, was held in cash equivalents, municipal obligations, and U.S. Treasury bills to fulfill these requirements.

Fair Value of Financial Instruments

Financial instruments consist of cash equivalents, investments, accounts receivable, loans receivable, accounts payable, line of credit, stock redemption payable, notes payable, and capital lease obligations. The carrying amount of all significant financial instruments approximates fair value due to either the short maturity or the existence of variable interest rates that approximate prevailing market rates.

Adoption of New Accounting Pronouncement

In May 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-09, Disclosures about Short-Duration Contracts, which expands disclosures for the Company’s insurance contracts. The disclosures required by this update increase transparency of significant estimates made in measuring the liability for unpaid claims and claim adjustment expenses, improve comparability by requiring consistent disclosure of information, and provide financial statement users with information to facilitate analysis of the amount, timing, and uncertainty of cash flows arising from insurance contracts and the development of claim reserve estimates. The new guidance was adopted as of December 31, 2017 as disclosed within Note 8.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 2 - Significant Accounting Policies (Continued)

Upcoming Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which will supersede the current revenue recognition requirements in Topic 605, Revenue Recognition. The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance will be effective for the Company’s year ending December 31, 2019. The ASU permits application of the new revenue recognition guidance to be applied using one of two retrospective application methods. The majority of the Company’s consolidated revenue is derived from insurance contracts, which are specifically excluded from the scope of ASU No. 2014-09. Therefore, the new guidance will primarily impact the Company’s pharmacy revenue. Performance obligations associated with customer contracts of the Company are completed within one year. Consideration received for performance obligations is fixed based on ingredient costs, dispensing fees, and administrative fees for claims processing, all of which relate to the pharmacy revenue. The Company has not completed its analysis; however, it does not foresee significant revisions to contracts based on adoption of the new standard, and a full retrospective method will be applied. The adoption of this guidance is not anticipated to have a material effect on the Company’s results of operations, financial condition, or cash flows.

In January 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-01, Financial Instruments, which requires equity investments, other than those accounted for under the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in fair value recognized in net income. This amendment also simplifies the impairment test of equity investments without readily determinable fair values. The Company anticipates adoption in its fiscal year ending December 31, 2018; however, it does not foresee a material impact on its consolidated results of operations, financial condition or cash flows.

The FASB issued ASU No. 2016-02, Leases, that is expected to significantly change the accounting for both operating and capital lease contracts. The standard introduces a “right-to-use” approach to lease accounting. In essence, the proposed standard eliminates the off-balance-sheet accounting currently used for operating leases. This model would result in the recognition of a liability for payments due under the lease contract and a corresponding asset representing the right to use the underlying asset. Under U.S. GAAP, most leases currently classified as capital/financing leases would recognize amortization expense related to the “right-to-use” asset separately from interest expense related to the lease liability. Conversely, most leases currently classified as operating leases would not separate amortization expense from interest expense and would rather recognize a single “total lease expense.” The new guidance will be effective for the Company’s year ending December 31, 2020. The Company anticipates adoption in its fiscal year ending December 31, 2020 and expects leased items, as disclosed in Note 13, to be reported as long-term assets with a corresponding liability for the lease commitments using a modified retrospective transition method to the beginning of the earliest period presented. The new lease standard is expected to have a significant effect on the Company’s consolidated balance sheet as a result of the leases classified as operating leases. The effects on the results of operations are not expected to be significant as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 2 - Significant Accounting Policies (Continued)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), which requires entities to use a current expected credit loss model, which is a new impairment model based on expected losses rather than incurred losses. Under this model, companies would recognize an impairment allowance equal to its current estimate of all contractual cash flows that the entity does not expect to collect from financial assets measured at amortized cost. The estimate would consider relevant information about past events, current conditions, and reasonable and supportable forecasts, which will result in recognition of lifetime expected credit losses upon loan origination. This guidance is effective for fiscal years beginning after December 15, 2020. The adoption of this guidance is not anticipated to have a material effect on the Company’s results of operations, financial condition, or cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) Restricted Cash. This update requires entities to reconcile, on the statement of cash flows, changes in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The new guidance will be effective for the Company’s year ending December 31, 2019. The adoption of this guidance is not anticipated to have a material effect on the Company’s consolidated results of operations, financial condition, or cash flows.

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. This guidance shortens the amortization period for certain callable debt securities held at a premium, requiring the premium to be amortized to the earliest call date. Under current GAAP, premiums and discounts on callable debt securities are generally amortized to the maturity date. The new guidance does not change the accounting for purchased callable debt securities held at a discount. The guidance will be effective for the Company’s year ending December 31, 2020. The Company is currently assessing the effect this guidance will have on our consolidated results of operations, financial condition and cash flows, but the effect is not expected to be material.

In February 2018, the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows entities to reclassify stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 from accumulated other comprehensive income to retained earnings. The guidance is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently assessing the effect this guidance will have on our consolidated results of operations, financial condition and cash flows.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates exist relating to the accrual for healthcare costs and fair value of investments. It is at least reasonably possible that these estimates will be materially revised in the near term.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 3 - Investments in Debt and Equity Securities - Fair Value

Available for sale securities consist of consist of debt and equity securities. The estimated fair values of available for sale securities at December 31 are as follows:

	2017
	Cost/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Equity securities:
Common stocks	$15,028,728	$2,246,199	$(53,091)	$17,221,836
Mutual funds	2,513,452	4,536	(10,342)	2,507,646
Bonds:
Mortgage-backed securities	73,611,348	239,363	(725,365)	73,125,346
Corporate securities	79,406,575	358,522	(232,752)	79,532,345
Debt securities issued by the U.S. Treasury	7,755,348	1,615	(4,577)	7,752,386
Debt securities issued by the states of the U.S.	27,933,350	156,121	(87,871)	28,001,600

Total	$206,248,801	$3,006,356	$(1,113,998)	$208,141,159

	2016
	Cost/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Equity securities:
Common stock	$11,044,626	$559,004	$(125,494)	$11,478,136
Mutual funds	1,992,048	—	—	1,992,048
Bonds:
Mortgage-backed securities	58,309,013	223,386	(452,209)	58,080,190
Corporate securities	83,792,554	269,516	(88,123)	83,973,947
Debt securities issued by the U.S. Treasury	9,544,553	—	(20,969)	9,523,584
Debt securities issued by the states of the U.S.	40,027,044	101,279	(219,383)	39,908,940

Total	$204,709,838	$1,153,185	$(906,178)	$204,956,845

Included in the 2017 and 2016 tables above are investments totaling $714,467 and $640,000, respectively, that are included in the funds maintained under statutory reserve requirements on the consolidated balance sheet at December 31, 2017 and 2016.

The amortized costs and estimated fair values of debt securities available for sale at December 31, 2017, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Cost/Amortized Cost	Estimated Fair Value
Due in one year or less	$88,791,319	$88,709,667
Due in one year through five years	24,855,457	24,986,866
Due after five years through ten years	11,542,337	11,649,073
Due after ten years	63,517,508	63,066,071

Total	$188,706,621	$188,411,677

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 3 - Investments in Debt and Equity Securities - Fair Value (Continued)

During 2017 and 2016, sales proceeds and gross realized gains and losses on securities classified as available for sale were as follows:

	2017	2016
Sales proceeds - Debt securities	$15,244,322	$39,339,422
Sales proceeds - Equity securities	2,473,382	2,613,190
Gross realized gains	425,857	363,403
Gross realized losses	98,634	463,312

Available for sale investments with a decline in value below cost or amortized cost at December 31 are as follows:

	2017
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Equity securities:
Common stock	$701,099	$(14,361)	$608,933	$(38,730)	$1,310,032	$(53,091)
Mutual funds	500,787	(10,342)	—	—	500,787	(10,342)

Total equity securities	1,201,886	(24,703)	608,933	(38,730)	1,810,819	(63,433)
Bonds:
Mortgage-backed securities	40,070,146	(434,097)	16,812,495	(291,268)	56,882,641	(725,365)
Corporate securities	58,202,421	(232,752)	—	—	58,202,421	(232,752)
Debt securities issued by the U.S. Treasury	2,868,351	(4,081)	1,874,756	(496)	4,743,107	(4,577)
Debt securities issued by states of the U.S.	6,819,501	(36,571)	1,610,249	(51,300)	8,429,750	(87,871)

Total bonds	107,960,419	(707,501)	20,297,500	(343,064)	128,257,919	(1,050,565)

Total	$109,162,305	$(732,204)	$20,906,433	$(381,794)	$130,068,738	$(1,113,998)

	2016
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Equity securities - Common stocks	$1,440,526	$(12,277)	$1,272,402	$(113,217)	$2,712,928	$(125,494)
Bonds:
Mortgage-backed securities	41,325,498	(427,388)	1,487,058	(24,821)	42,812,556	(452,209)
Corporate securities	64,395,929	(88,123)	—	—	64,395,929	(88,123)
Debt securities issued by the U.S. Treasury	7,017,959	(17,427)	1,865,625	(3,542)	8,883,584	(20,969)
Debt securities issued by states of the U.S.	29,404,924	(219,383)	—	—	29,404,924	(219,383)

Total bonds	142,144,310	(752,321)	3,352,683	(28,363)	145,496,993	(780,684)

Total	$143,584,836	$(764,598)	$4,625,085	$(141,580)	$148,209,921	$(906,178)

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 3 - Investments in Debt and Equity Securities - Fair Value (Continued)

As of December 31, 2017 and 2016, the portfolio had 133 and 152 securities, respectively, in an unrealized loss position. The Company evaluated its investments with unrealized losses for impairment at December 31, 2017 and 2016. Based on the evaluation and the Company’s ability and intent to hold those investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017 and 2016.

Note 4 - Fair Value Measurements

Accounting standards require certain assets and liabilities be reported at fair value in the consolidated financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The following tables present information about the Company’s assets measured at fair value on a recurring basis at December 31, 2017 and 2016 and the valuation techniques used by the Company to determine those fair values.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable either directly or indirectly. These Level 2 inputs include quoted prices for similar assets in active markets and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 4 - Fair Value Measurements (Continued)

	2017
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Equity securities:
Common stocks	$17,221,836	$—	$—	$17,221,836
Mutual funds	2,507,646	—	—	2,507,646

Total equity securities	19,729,482	—	—	19,729,482
Bonds:
Mortgage-backed securities	—	73,125,346	—	73,125,346
Corporate securities	—	79,532,345	—	79,532,345
Debt securities issued by the U.S. Treasury	—	7,752,386	—	7,752,386
Debt securities issued by states of the U.S.	—	28,001,600	—	28,001,600

Total bonds	—	188,411,677	—	188,411,677
Limited Partnerships and Limited Liability Companies	—	—	4,871,115	4,871,115
Cash equivalents - Money market mutual funds	34,925,102	—	—	34,925,102

Total	$54,654,584	$188,411,677	$4,871,115	$247,937,376

	2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Equity securities:
Common stocks	$11,478,136	$—	$—	$11,478,136
Mutual funds	1,992,048	—	—	1,992,048

Total equity securities	13,470,184	—	—	13,470,184
Bonds:
Mortgage-backed securities	—	58,080,190	—	58,080,190
Corporate securities	—	83,973,947	—	83,973,947
Debt securities issued by the U.S. Treasury	—	9,523,584	—	9,523,584
Debt securities issued by the states of the U.S.	—	39,908,940	—	39,908,940

Total bonds	—	191,486,661	—	191,486,661
Limited Partnerships and Limited Liability Companies	—	—	4,873,107	4,873,107
Cash equivalents - Money market mutual funds	14,437,675	—	—	14,437,675

Total	$27,907,859	$191,486,661	$4,873,107	$224,267,627

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 4 - Fair Value Measurements (Continued)

The following summarizes the valuation methodology used in determining fair value measurements of the significant classes of the Company’s assets measured at fair value on a recurring basis:

Level 1 Measurements

•	Common Stocks - The fair value of these funds is based upon the unadjusted quoted prices for the identical security in active markets that the Company can access.

•	Mutual Funds and Money Market Mutual Funds - The Company values its mutual funds and money market funds using net asset value of the funds. The net asset value of the funds is determined and published as a basis for current transactions and considered fair value.

Level 2 Measurements

•	Debt Securities - U.S. Government and States - The primary inputs to the valuation include quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields, and credit spreads

•	Debt Securities - Corporate - The primary inputs to the valuation include quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields, and credit spreads.

•	Debt Securities - Residential Mortgage-backed - The primary inputs to the valuation include quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields, prepayment speeds, collateral performance, and credit spreads.

Level 3 Measurements

•	Limited Partnerships and Limited Liability Companies - The Company values its investments in limited partnerships and limited liability companies using net asset values that are provided by the general partners and managers of the companies. The net asset value is determined based on the fair value of the underlying assets, and is considered fair value.

Note 5 - Investment in Joint Ventures

The Company is a member of a joint venture, 1000 Webward LLC, which was established for the sole purpose of purchasing an office building in Detroit, Michigan. The investment in the joint venture is recorded using the equity method. The Company has a 50 percent membership percentage and a 50 percent profit and loss sharing percentage.

Financial information of 1000 Webward LLC for the years ended December 31 is summarized below:

	2017	2016
Total assets	$164,034,468	$165,620,651

Total liabilities	$129,213,544	$129,906,166

Members’ equity	$34,820,924	$35,714,485

Net income	$2,674,368	$5,826,058

Share of adjusted income	$1,337,184	$7,627,730

Investment in joint venture	$17,410,462	$17,857,242

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 5 - Investment in Joint Ventures (Continued)

The Company leases office space from 1000 Webward LLC through December 2024 (see Note 13). The Company incurred rent expense of $11,894,702 and $11,129,619 related to the lease agreements in 2017 and 2016, respectively. At December 31, 2017 and 2016, the Company has net receivables from (payables to) the joint venture of $261,644 and $(1,866,035), respectively, related to the lease agreements.

During 2017 and 2016, the Company received distributions from 1000 Webward LLC of $3,650,000 and $897,500, respectively. During 2016, 1000 Webward LLC restated its 2015 financial statements to correctly account for an amended lease. The Company’s share of adjusted income in 2016 includes its share of the adjustment related to the restatement for the amended lease.

Note 6 - Notes Receivable

The Company has a note receivable with an unrelated third party with a balance of $1,203,612 and $1,248,375 at December 31, 2017 and 2016, respectively. The note is collateralized by the third party’s ownership interest in two companies, a Michigan corporation and a Wyoming limited liability company. The note bears interest at 7 percent, is payable in annual installments including interest of $132,150, and is due in full on May 31, 2019.

The Company financed two unsecured notes during 2013, each in the amount of $1,356,133, issued by trusts controlled by two stockholders of the Company. The notes bear interest at 1 percent compounded annually and mature on May 25, 2020. Interest shall be due and paid annually. Any amounts unpaid will be capitalized and added to the principal of the notes. The total amount outstanding on these notes at December 31, 2017 and 2016 is $2,712,266.

Note 7 - Property and Equipment

Property and equipment are summarized as follows:

	2017	2016	Depreciable Life - Years
Land	$2,838,659	$738,659	—
Buildings and building improvements	8,569,162	3,200,930	39
Equipment	7,673,202	7,475,638	3
Furniture and fixtures	12,078,200	11,252,832	5
Computer equipment and software	33,771,220	32,359,031	3-5
Leasehold improvements	20,777,150	26,107,909	10
Construction in progress	5,587,366	2,504,403	—

Total cost	91,294,959	83,639,402
Accumulated depreciation and amortization	39,831,974	34,930,485

Net property and equipment	$51,462,985	$48,708,917

Depreciation and amortization expense was $12,391,420 in 2017 and $11,051,828 in 2016.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 8 - Accrued Healthcare Costs Payable

The estimated reserve for claims incurred but not reported has been determined by an independent actuary. Although management believes that the provision for accrued healthcare costs payable is adequate, no assurance can be given that the ultimate settlements of these liabilities may not be greater or less than such estimates. Any future adjustments to these amounts will affect the reported results of future periods.

	2017	2016
Accrued healthcare costs payable - Beginning of year	$428,952,619	$373,192,020
Incurred claim:
Provision for claims incurred in current year	2,956,594,392	2,576,151,699
(Decrease) increase in provision for claims incurred in prior years	(22,536,703)	3,273,764

Total incurred	2,934,057,689	2,579,425,463
Payments related to:
Current year	2,401,955,851	2,183,357,364
Prior years	503,421,855	340,307,500

Total paid	2,905,377,706	2,523,664,864

Accrued healthcare costs payable - End of year	$457,632,602	$428,952,619

For the purpose of the table above, accrued healthcare costs payable at year end apply a balance gross of eliminations of $31,873,002 and $59,627,550 at December 31, 2017 and 2016, respectively, for amounts due from the health plans to MeridianRx, LLC. Total incurred amounts relating to amounts administered by MeridianRx, LLC for pharmacy costs totaling $550,192,811 and $466,322,979 for 2017 and 2016, respectively, are eliminated upon consolidation. Therefore, the balances in the table above are representative of the amounts incurred by the Meridian Health Plans and payable to hospitals and medical providers, as well as MeridianRx, LLC, and will not reflect accrued healthcare costs payable on the consolidated balance sheet or program expenses for healthcare delivery on the consolidated statement of operations as of December 31, 2017 or 2016 due to the eliminations noted above.

Reserves for incurred claims and claims adjustment expenses attributable to insured events of prior years changed in 2017 and 2016 as a result of claims development patterns emerging differently than originally estimated. The favorable development recognized in 2017 of $22.5 million is largely related to Meridian Health Plan of Michigan, Inc.’s MI Health Link and Medicaid program and the costs and claim submissions for a subset of membership within those programs not developing at the rate assumed when establishing the accrued healthcare costs payable. The unfavorable development in 2016 of $3.3 million was a combination of favorable development within the Michigan Medicaid populations resulting from lower than expected utilization and unfavorable development within the Illinois Medicaid populations as a result of completion factors and claim submission and payment patterns not developing as originally assumed. Original estimates are increased or decreased as additional information becomes known regarding individual claims.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 8 - Accrued Healthcare Costs Payable (Continued)

The following is information about incurred and paid claims development as of December 31, 2017 as well as IBNR and cumulative reported claims by loss year. The information related to incurred and paid claims development for the years ended December 31, 2016 to 2017 is presented below. The 2016 information is unaudited. Information regarding incurred and paid claims development represents medical health claims only. Other components of the program expenses do not incur significant change in estimates and development for the purpose of this disclosure. Development in 2017 for medical health claims represented $15,738,683 of the decrease in the provision for claims incurred for prior years with the remaining decrease of $6,798,020 relating to other claim types.

	Cumulative Incurred Claims for the Years Ended December 31		As of December 31, 2017
Service Year	2016	2017	Total IBNR and Bulk Reserves	Cumulative Number of Reported Claims
2016	$1,933,828,330	$1,918,772,229	$11,927,673	11,410,894
2017		2,236,853,056	366,944,871	11,363,109

Total		$4,155,625,285

	Cumulative Paid Claims for the Years Ended December 31
Service Year	2016	2017
2016	$1,595,775,390	$1,906,844,556
2017		1,869,908,185

Total		$3,776,752,741

Accrued healthcare costs payable - Medical health claims		$378,872,544

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 8 - Accrued Healthcare Costs Payable (Continued)

The significant components of incurred program expenses are as follows:

	2017		2016
	Incurred Expenses Including Loss Adjustment Expenses	Accrued Health Care Cost Payable	Incurred Expenses Including Loss Adjustment Expenses	Accrued Health Care Cost Payable
Medical health claims	$2,221,796,955	$378,872,544	$1,947,717,032	$338,052,940
Pharmacy	551,383,217	32,034,922	468,145,343	59,645,049
Dental	75,840,883	10,929,327	97,398,445	1,712,903
Transportation	26,874,268	—	21,142,804	168,989
Medical other	58,162,366	35,795,809	45,021,839	29,372,738

Total	$2,934,057,689	$457,632,602	$2,579,425,463	$428,952,619

Note 9 - Premium Deficiency Reserves

As of December 31, 2017 and 2016, the Company has no liabilities related to premium deficiency reserves as determined by an independent actuary. The Company did not consider investment income in its evaluation of premium deficiency reserves.

Note 10 - Reinsurance

The Company’s subsidiary, Meridian Health Plan of Michigan, Inc., maintains a reinsurance policy to provide coverage on an annual per member basis after a deductible for eligible services is reached. For the period from January 1, 2016 through December 31, 2016, the Company had two reinsurance policies in effect. The first agreement was with a related party through common ownership and management, and the deductible is $1,000,000. In 2016, this reinsurance agreement will cover 10 percent of losses incurred per member between $1,000,000 and $2,000,000 and 100 percent of losses incurred per member between $2,000,000 to $3,000,000, excess of $300,000 self-insured retention. The second agreement has a deductible of $300,000 from January 1, 2016 through June 30, 2017. The deductible for the period from July 1, 2017 through December 31, 2017 is $400,000. The maximum agreement period reinsurance indemnity payable is $2,000,000 per member for the period from January 1, 2016 through June 30, 2017. The maximum agreement period reinsurance indemnity payable is $5,000,000 per member for the period from July 1, 2017 through December 31, 2017. In 2017, the Company also maintained a reinsurance policy to provide coverage for a separate covered population on an annual per member basis after a deductible for eligible services is reached. The agreement has a deductible of $250,000 and a maximum agreement period reinsurance indemnity payable of $2,000,000 per member for the period from January 1, 2017 through December 31, 2017. The Company has reported premiums net of reinsurance ceded of $2,435,684 and $2,150,942 as of December 31, 2017 and 2016, respectively. Losses recovered by the Company totaled approximately $2,524,000 and $4,672,000 in 2017 and 2016, respectively. At December 31, 2017 and 2016, the Company has a reinsurance receivable recorded of $3,264,841 and $4,122,280, respectively.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 10 - Reinsurance (Continued)

The Company’s subsidiary, Meridian Health Plan of Illinois, Inc., maintains a noncancelable reinsurance policy with a nonaffiliated reinsurer to provide coverage on an annual per member basis after a deductible for eligible services is reached. The deductible for the period from January 1, 2016 through June 30, 2017 is $350,000. The deductible for the period from July 1, 2017 through December 31, 2017 is $450,000. The maximum annual reinsurance coverage payable under the agreement from January 1, 2016 through June 30, 2017 is $2,000,000 per member. The maximum annual reinsurance coverage payable under the agreement from July 1, 2017 through December 31, 2017 is $5,000,000 per member. The Company has reported premiums net of reinsurance ceded of $4,146,484 and $3,303,996 during the years ended December 31, 2017 and 2016, respectively. Losses recovered by the Company totaled $4,131,694 and $3,071,586 for the years ended December 31, 2017 and 2016, respectively. At December 31, 2017 and 2016, the Company has a reinsurance receivable recorded of $4,549,579 and $3,253,656, respectively.

At December 31, 2017 and 2016, the Company has other reinsurance receivable recorded of $0 and $176,521, respectively.

The Company does not have assumed reinsurance, uncollectible reinsurance, or retroactive reinsurance.

These reinsurance agreements permit recovery of a portion of losses from the reinsurance carrier, although it does not discharge the primary liability of the Company as direct insurer of the risks reinsured.

Note 11 - Notes Payable and Lines of Credit

In August 2015, Caidan Enterprises, Inc., Caidan Holding Company, Inc., Caidan Management Company, LLC, and MeridianRx, LLC, collectively as co-borrowers, entered into a revolving credit and draw to term loan agreement that expires on August 25, 2020. The credit facility is collateralized by substantially all of the assets of the co-borrowers, and the obligation is joint and several between these parties. The revolving credit facility allows maximum borrowings of $150,000,000 with interest at the base rate plus 0.50 percent or Eurodollar base rate plus 1.50 percent, as elected by management. The draw to term loan allows maximum borrowing of $100,000,000. Borrowings bear interest at the base rate plus 1.25 percent or Eurodollar base rate of 2.25 percent, as elected by management. At December 31, 2016, the outstanding amount on the revolving credit facility and draw to term loan was $127,157,681 and $95,000,000, respectively.

In May 2017 the co-borrowers entered into a new credit agreement and terminated the aforementioned agreement. The new credit agreement expires on August 25, 2020 with automatic extensions through May 2, 2022 that are contingent upon renewal of the Medicaid contract between Meridian Health Plan of Michigan, Inc. and the Michigan Department of Health and Human Services. The new revolving credit facility allows maximum borrowings of $175,000,000 with interest at the base rate plus 0.50 to 1.50 percent or the Eurodollar base rate plus 1.00 to 2.50 percent, as elected by management and determined by the net funded debt to EBITDA ratio and a facility fee of 0.75 percent per annum. At December 31, 2017, the outstanding amount on the revolving credit facility was $82,112,006, with an available balance of $92,887,994. The credit facility is collateralized by substantially all assets of the co-borrowers, and the obligation is joint and several between these parties.

The new draw to term loan allows maximum aggregate borrowings of $150,000,000. Borrowings bear interest at the base rate plus 0.75 to 2.25 percent or the Eurodollar base rate plus 1.75 to 3.25 percent, as elected by management and determined by the net funded debt to EBITDA ratio. Monthly interest payments and quarterly principal payments commence in June 2017. At December 31, 2017, the outstanding amount on the draw to term loan was $138,750,000.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 11 - Notes Payable and Lines of Credit (Continued)

The revolving credit and draw to term loan agreement contains covenants, the most restrictive of which are fixed-charge coverage ratio, minimum consolidated net income, funded debt to capitalization ratio, and funded debt to EBITDA ratio. Compliance with those covenants is calculated on a combined basis including the co-borrowers. The agreement also limits the amount of annual shareholder distributions to 60 percent or 45 percent of S-Corporation taxable income for the Company’s fiscal year based on whether the net funded debt to EBITDA ratio is less than 2.50 to 1.00 or greater than or equal to 2.50 to 1.00, respectively. As of December 31, 2017 the Company’s net funded debt to EBITDA ratio is less than 2.50 to 1.00.

The new credit agreement also extended additional credit to Meridian Health Plan of Illinois through an ABL credit facility of $150,000,000, which is collateralized by all eligible receivables due from the State of Illinois. In November 2017, the credit facility was amended to release MHP–IL as a borrower and remove the provision of the ABL credit facility. The amendment also consented to MHP-IL’s separate financing agreement while also releasing the collateralized eligible accounts of MHP-IL.

Effective November 3, 2017, the Company’s subsidiary, Meridian Health Plan of Illinois, Inc., entered into a revolving loan credit facility which allows maximum borrowings of $600,000,000. The commitment termination date is the earlier of November 3, 2019 or the date on which the State of Illinois rating is downgraded to a Ba1, BB+, or BB+ by Moody’s, S&P, or Fitch, respectively. Outstanding balances are due on October 31, 2067. At December 31, 2017, $208,883 was outstanding under the facility which is offset by unamortized loan acquisition costs of $229,816. Additional unpaid accrued interest of $542,814 is outstanding at December 31, 2017. Repayments of outstanding balances are applied as state capitation payments are received on eligible accounts receivable that are included in the borrowing base for amounts outstanding at date of receipt. Interest of 1.0 percent of any amount approved and unpaid after a 90-day period from the due date shall be added for each month, or 0.033 percent of any amount approved and unpaid for each day after the end of this 90-day period until final payment is made, commensurate with the Illinois State Prompt Payment Act, and is paid only upon receipt of such prompt payment penalties from the State of Illinois. The revolving loan credit facility is also subject to certain financial covenants including a risk-based capital ratio and minimum net worth requirements. The revolving credit facility is collateralized by all eligible receivables due from the State.

The Company entered into a promissory note for $4,900,000 in 2017 for the purchase of property. Interest accrues at a fixed rate of 4.0 percent, with interest payments due in monthly installments beginning in January 2017. Final principal payment, along within any outstanding accrued interest, shall be due in January 2021. The note is secured by a security agreement and mortgage. The outstanding balance at December 31, 2017 is $4,900,000.

At December 31, 2017, future minimum payments on the term loan and promissory note are as follows:

Years Ending	Principal Payments	Debt Issuance Costs	Total Note Payable
2018	$18,712,500	$(744,356)	$17,968,144
2019	19,950,000	(744,356)	19,205,644
2020	23,741,250	(744,356)	22,996,894
2021	29,905,000	(744,356)	29,160,644
2022	51,341,250	(248,117)	51,093,133

Total	$143,650,000	$(3,225,541)	$140,424,459

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 12 - Income Taxes

The components of the income tax provision included in the consolidated statement of operations are all attributable to continuing operations and are detailed as follows:

	2017	2016
Current (recovery) expense - Federal	$(3,726,017)	$13,355,443
Current expense - State and local	2,636,700	4,553,426
Net deferred expense - Federal	13,185	497,810
Net deferred expense - State	85,433	81,382

Net income tax (recovery) expense	$(990,699)	$18,488,061

A reconciliation of income tax at the statutory federal rate (currently 35 percent for the tax years presented) to income tax at the effective rate is as follows:

	2017	2016
Income tax expense at statutory federal rate	$33,650,833	$42,436,529
Income not subject to tax	(38,329,683)	(45,606,818)
State income tax, net of federal benefit	2,644,706	3,547,460
Tax-exempt income deduction	(202,369)	(207,160)
Impact of rate change	765,804	—
Nondeductible expenses	26,250	46,355
Nondeductible health insurer fee	—	18,609,330
Other	453,760	(337,635)

Net income tax (recovery) expense	$(990,699)	$18,488,061

The details of the net deferred tax asset at December 31 are as follows:

	2017	2016
Gross deferred tax liabilities - Federal	$(515,227)	$(291,533)
Gross deferred tax assets - Federal	1,330,395	1,692,633
Gross deferred tax liabilities - State	(98,139)	(33,318)
Gross deferred tax assets - State	253,408	208,729

Net deferred tax asset	$970,437	$1,576,511

Federal deferred tax liabilities result principally from unrealized investment gains and basis differences in equity method investments. Federal and state deferred tax assets result from recognition of expenses for financial reporting purposes that are not deductible for tax purposes until paid, discounting of claims reserves, and unrealized investment losses. No valuation allowance has been recognized for deferred tax assets in 2017 and 2016.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law. Among other changes, the TCJA reduces the corporate federal income tax rate to 21 percent effective January 1, 2018. As a result, the Company was required to revalue its deferred tax assets and liabilities as of the enactment date based on the new tax rate. The revision resulted in a reduction to the carried net deferred tax asset on December 22, 2017 with a corresponding increase to income tax expense.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 13 - Operating Leases

The Company leases its office spaces under operating leases through December 2025. Total rent expense was $15,874,318 and $15,425,582 for the years ended December 31, 2017 and 2016, respectively. The Company has lease agreements with a related party as disclosed in Note 5.

The Company also leases office equipment under various noncancelable operating lease agreements that expire through November 2021. Rental expense for office equipment was $317,244 and $234,185 for the years ended December 31, 2017 and 2016, respectively.

Future minimum rental commitments under these operating leases are as follows:

Years Ending	Related Party	Unrelated	Total
2018	$11,178,769	$5,456,434	$16,635,203
2019	11,407,571	5,521,821	16,929,392
2020	11,637,205	5,572,718	17,209,923
2021	11,867,696	5,659,780	17,527,476
2022	12,099,070	5,651,982	17,751,052
Thereafter	24,895,929	13,013,680	37,909,609

Total	$83,086,240	$40,876,415	$123,962,655

Note 14 - Retirement Plans

The Company’s subsidiary, Caidan Management Company, LLC, sponsors a 401(k) plan for substantially all employees. The plan provides for the Company to make a discretionary employer matching contribution. Contributions to the plan totaled $3,792,808 and $2,959,485 for the years ended December 31, 2017 and 2016, respectively.

Note 15 - Guarantees

At December 31, 2017, the Company guarantees three separate loan agreements obtained by a company in which it owns a 33 percent interest. The loan agreements are also guaranteed by five other companies that have an ownership interest in the entity, and the obligation under the guarantee is joint and several between these six parties. The three notes allow borrowings up to $5,150,726, $16,135,947, and $973,500. Each guarantor’s obligation is limited to 50 percent of the amount outstanding on the loans, times its ownership percentage in the company, of which the Company’s is 33 percent.

At December 31, 2017, Caidan Enterprises, Inc. guarantees two loans obtained by a company in which its subsidiary, Caidan Management Company, owns a 50 percent interest. The loans are also guaranteed by the other 50 percent owner and the obligation under the guarantees are joint and several between these two parties. In the event of default, and only if certain conditions exist, Caidan Enterprises, Inc. and the other unrelated entity would be obligated, jointly and severally, under the terms of the guarantee to settle the debt. The total outstanding balance on the loans is $125,000,000 at December 31, 2017. This guarantee agreement requires Caidan Enterprises, Inc. to maintain certain financial covenants, including maintaining a minimum amount of liquid assets, as well meeting certain net worth requirements.

In the event of default on the loans, the Company could be obligated to repay its share of the amounts outstanding on the loan agreements. As of December 31, 2017, the maximum potential future obligations under these guarantees total $128,672,928. In the event the Company is required to make payments under these guarantees, the Company could seek to recover those amounts from the primary obligors of the debt; however, the Company does not hold specific recourse or collateral rights in connection with these guarantees. As of December 31, 2017, the Company is unaware of any circumstances that would require performance under these guarantees.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 16 - Retrospectively Rated Contracts and Contracts Subject to Redetermination

As part of the Company’s subsidiaries’ (Meridian Health Plan of Michigan, Inc. and Meridian Health Plan of Illinois, Inc.) contract for services under various Medicare plans with CMS under Medicare Part D, the parties have agreed to a risk-sharing arrangement whereby the amount the Company receives in premiums from members and CMS is compared to actual drug costs incurred during the contract year. Based on the risk-sharing provision and activity to date, an estimated risk-sharing payable or receivable is recorded as an adjustment to premium revenue. An estimate for accrued retrospective premiums receivable of $3,435,283 and $2,397,259 has been recorded at December 31, 2017 and 2016, respectively. Actual amounts could differ from these estimates upon final determination.

As part of the Company’s subsidiaries’ (Meridian Health Plan of Michigan, Inc. and Meridian Health Plan of Illinois, Inc.) contract for services under the MI Health Link Plan, Medicare-Medicaid Alignment Initiative Plans, Medicare Advantage Plans, and Medicare Part D Prescription Drug Plan with CMS, the parties have agreed to a risk adjustment arrangement whereby premiums will be retroactively risk adjusted based on the risk scores of the members. At December 31, 2017 and 2016, the Company has recorded a risk adjustment receivable of $10,532,763 and $8,225,325, respectively, from CMS, which is recorded in accrued retrospective premiums on the consolidated balance sheet.

As part of the Company’s subsidiary’s (Meridian Health Plan of Illinois, Inc.) contract for Medicaid services under the Family Health Plan, Affordable Care Act, and Integrated Care Programs with the Illinois Department of Healthcare and Family Services (HFS), the parties have agreed to a risk adjustment arrangement whereby premiums will be retroactively risk adjusted based on the risk scores of the members. The risk adjustment factor is estimated based on experience to date and determinations of the Company’s risk score versus the overall geographical market risk score. The risk adjustment factor is a component of the monthly capitation premiums received from HFS and, therefore, any receivable or payable balance is recorded within uncollected premiums on the consolidated balance sheet.

The Company’s subsidiary (Meridian Health Plan of Michigan, Inc.) is subject to components of the risk-sharing provisions of the Affordable Care Act (ACA). At December 31, 2017 and 2016, a risk-sharing payable of $8,400,000 and $3,541,000, respectively, was recorded in aggregate health policy reserves on the consolidated balance sheet for the ACA risk-sharing provisions. Risk adjustment user fees included in general administrative expenses were $795,088 and $325,955 in 2017 and 2016, respectively. The final determination of 2017 program payables and receivables will be determined no earlier than June 30, 2018 by the federal government. The final determination of the 2016 program resulted in a $2,543,153 payment and a favorable adjustment of $997,847 compared to the estimate reported at December 31, 2016. Although management believes the amount recorded at December 31, 2017 to be reasonable in light of the quality and availability of the data, management also believes the ultimate settlement of these amounts could be significantly different from the estimate.

As part of the Company’s subsidiary’s (Meridian Health Plan of Iowa, Inc.) contract for services under the Iowa Health and Wellness Plan with the Iowa Department of Human Services (DHS), the parties have agreed to a risk-corridor arrangement based on the medical loss ratio for this population. The Company is required to refund premiums to DHS to the extent that the medical loss ratio falls below 85 percent in 2016 and prior years. DHS will reimburse the Company for medical costs resulting in the medical loss ratio being in excess of 87.5 percent in 2016 and prior years. At December 31, 2016, the Company has recorded an amount due to DHS of $1,292,576. There was no amount reported at December 31, 2017. While management believes these estimates are accurate, it is reasonably possible that a change in estimate will occur in the near term as a result of actual loss experience differing from projected loss experience.

The Company has miscellaneous risk-sharing receivables of $35,982 and $169,943 recorded in accrued retrospective premiums on the consolidated balance sheet at December 31, 2017 and 2016, respectively. Miscellaneous payables recorded in aggregate health policy reserves related to other risk-sharing provisions within effective contracts amount to $3,621,510 and $2,930,006 at December 31, 2017 and 2016, respectively.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 17 - Uninsured Plans

The Company’s subsidiaries (Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., and Meridian Health Plan of Iowa, Inc.) serve as plan sponsors offering Medicare Part D prescription drug coverage under various contracts with CMS. Under the Medicare Part D program, several elements of payments received by the Company, including the reinsurance subsidy and the low-income cost-sharing subsidy, represent cost reimbursements under the Medicare Part D program. Amounts owing or received for these subsidies are not reflected as premiums, but rather are accounted for as a receivable and/or deposit. Total reimbursements for pharmacy benefit costs were $64,337,038 and $59,603,616 for the years ended December 31, 2017 and 2016, respectively. These amounts represent pharmacy benefit cost reimbursements for the reinsurance subsidy and the low-income cost-sharing subsidy elements of the Medicare Part D program.

The Company estimated amounts receivable (payable) between state contracts in connection with the Company’s Medicare Part D prescription drug coverage of $11,000,688 and $(69,306), respectively, at December 31, 2017, and $11,943,580 and $(45,518), respectively, at December 31, 2016. Subsequent to the end of the plan year, a settlement payment will be made between CMS and the Company based on actual claims and premium experience.

The Company’s subsidiaries (Meridian Health Plan of Michigan, Inc. and Meridian Health Plan of Illinois, Inc.) participate in transfer payment programs with the states of Michigan and Illinois, whereby pass-through payments are paid first to the Company’s subsidiaries and then are passed on to various hospitals and providers. Payments received from the states of Michigan and Illinois during the years ended December 31, 2017 and 2016 totaled approximately $755,865,000 and $819,080,000, respectively. As of December 31, 2017 and 2016, the Company recorded total liabilities of $90,614,789 and $141,116,811, respectively, related to these programs. The Company did not reflect any administrative expenses, reimbursement for such expenses, or a net gain or loss related to these programs for the years ended December 31, 2017 and 2016.

Note 18 - Healthcare Receivables

At December 31, 2017 and 2016, the Company recorded healthcare receivables totaling $50,656,031 and $48,379,801, respectively, which include ACA fee reimbursements, risk-sharing receivables, trade accounts receivable, and other miscellaneous amounts. The ACA fee reimbursements receivable totaling $9,510,154 and $38,511,514 as of December 31, 2017 and 2016, respectively, relate to a reimbursement for amounts paid by the Company in 2016 for the ACA Health Insurer Fee as well as for the increased federal tax incurred as a result of the additional premium revenue to cover the health insurer fee due from the Michigan Department of Health and Human Services and the Illinois Department of Healthcare and Family Services.

The Company estimates that it is owed a net amount of $24,486,122 related to shared savings from risk-sharing contract provisions, which is recorded as a healthcare receivable at December 31, 2017 and related to services provided for the year ended December 31, 2017. As of the report date, net amounts receivable related to these risk-sharing provisions have not been invoiced or collected.

At December 31, 2017 and 2016, the Company’s accounts receivable balance due from unaffiliated customers totals $15,597,707 and $9,033,847, respectively.

At December 31, 2017 and 2016, the Company recorded other receivables of $1,062,048 and $834,440, respectively.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 19 - Regulatory Matters

Under Michigan statutes, Meridian Health Plan of Michigan, Inc. is required to maintain a minimum net worth of $7,500,000 or an amount determined adequate by the insurance commissioner in accordance with MCL 500.410(2) and (3) at December 31, 2017. As of December 31, 2017, Meridian Health Plan of Michigan, Inc. had a statutory net worth of approximately $186,800,000. Meridian Health Plan of Michigan, Inc. is limited by statute to paying dividends no greater than 100 percent of annual income or 10 percent of surplus without prior approval of the Michigan Department of Insurance and Financial Services.

Under Illinois statutes, Meridian Health Plan of Illinois, Inc. is required to maintain a minimum net worth of $500,000 at December 31, 2017. As of December 31, 2017, Meridian Health Plan of Illinois, Inc. had a statutory net worth of approximately $128,800,000. Meridian Health Plan of Illinois, Inc. is subject to dividend limitations and prior notification requirements for dividends per 215 Chapter 5 Section 131.20a(2) of the Illinois Insurance Code.

Under Iowa statutes, Meridian Health Plan of Iowa, Inc. is required to maintain a minimum net worth of $5,000,000 at December 31, 2017. As of December 31, 2017, Meridian Health Plan of Iowa, Inc. had a statutory net worth of approximately $2,000,000 following state-approved dividend distributions. Meridian Health Plan of Iowa, Inc. is subject to dividend limitations and prior notification requirements for dividends per 191 Chapter 45 Section 45.10(521A) of the Iowa Insurance Code.

The Company’s subsidiary, Meridian Health Plan of Illinois, Inc., issued a surplus note to Caidan Holding Company, Inc. on December 26, 2017 in the amount of $35,000,000, which is fully eliminated upon consolidation.

Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., and Meridian Health Plan of Iowa, Inc. are also subject to certain risk-based capital (RBC) requirements as specified by the National Association of Insurance Commissioners (NAIC). The NAIC requires insurance companies to submit annual RBC filings. The intent of this requirement is to help regulators identify insurers that are in financial difficulty by establishing minimum capital needs based on risks applicable to a specific insurer. The calculations for determining the amount of RBC utilize a series of dynamic formulas containing a variety of weighting factors that are applied to financial balances or levels of activity. As of December 31, 2017 and 2016, Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., and Meridian Health Plan of Iowa, Inc.’s levels exceeded the minimum requirements.

Note 20 - ACA/HIP Fee

The Company is subject to an annual fee under Section 9010 of the Patient Protection and Affordable Care Act (PPACA). A health insurance entity’s portion of the annual fee becomes payable once the entity provides health insurance for any U.S. health risk for each calendar year beginning on or after January 1, 2014. Each health insurance entity’s annual fee is based on the ratio of the amount of the entity’s subject net premiums written during the preceding calendar year (data year) compared to the aggregate amount of subject net health premiums written by all subject U.S. health insurance providers and is payable to the U.S. Treasury on September 30 of the applicable calendar year. The liability recognition is not required as of December 31, 2017 for the upcoming year’s assessment. During 2017, the United States Treasury and Internal Revenue Service issued Moratorium on Annual Fee on Health Insurance Providers, which suspends the collection of the health insurance provider fee for the 2017 calendar year. Thus, health insurance issuers, which includes the Company, are not required to pay these fees for 2017. This moratorium did not affect the filing requirement and payment of these fees for 2016. The moratorium has no effect on the fee amount for the 2018 fee year.

The Company is considered a controlled group under the provisions of the PPACA. Each member of the controlled group is considered jointly and severally liable for the aggregate liability of the controlled group. The Company paid PPACA fees during 2016 of approximately $53.2 million.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 20 - ACA/HIP Fee (Continued)

The Michigan Department of Health and Human Services and the State of Illinois Department of Healthcare and Family Services have indicated that Meridian Health Plan of Michigan, Inc. and Meridian Health Plan of Illinois, Inc. will be reimbursed for amounts paid in 2016 related to the PPACA fee as well as for the increased federal tax incurred as a result of the additional premium revenue to cover the health insurer fee. The amounts recorded are disclosed in Note 18.

Note 21 - Commitments and Contingencies

The Company’s subsidiary, Caidan Management Company, LLC, is a defendant in lawsuits in the normal course of business. Management is of the opinion that no litigation matters are outstanding or pending that will have a material effect on its financial position or results of operations.

The revolving credit facility obtained by Meridian Health Plan of Illinois, Inc. during 2017 (see Note 11) contains an early termination fee provision that requires the borrower to pay the lender a fee of $40,000,000 in the event of a major corporate action such as a merger, consolidation, or change in control. The planned acquisition by WellCare Health Plan, Inc. (“WellCare”) (see Note 24) will trigger the early termination fee due under the change in control provision, to be paid from the proceeds of the sale.

The Company engaged a financial services firm to assist throughout the negotiation process on the pending acquisition by WellCare (see Note 24). Once the acquisition by WellCare has been finalized it will trigger a fee payable to the financial services firm of $20,000,000, to be paid from the proceeds of the sale.

The Company has a phantom stock agreement with a key employee. Based on the terms of the agreement, the pending acquisition by WellCare will trigger the required payout of $25 million under the change in control provision.

Note 22 - Common Stock

Common stock at December 31, 2017 and 2016 is as follows:

	2017	2016
Class A - Voting stock - No par value:
Authorized - 20,000 shares Issued and outstanding - 940 shares	$27,830	$27,830
Class B - Nonvoting stock - No par value:
Authorized - 80,000 shares Issued and outstanding - 8,460 shares	250,470	250,470

Total	$278,300	$278,300

In August 2014, the Company and a minority stockholder entered into a new Assignment, Redemption, and Employment Agreement whereby upon termination or retirement, the Company would be required to redeem the stockholder at an agreed-upon amount based on the book value of the Company. The stockholder terminated employment with the Company effective December 31, 2014. In accordance with the terms of the aforementioned agreement, the redemption occurred on January 1, 2015; however, generally accepted accounting principles require the Company to recognize the liability associated with the redemption in 2014 at adjusted fair value based upon the settlement amount. The redemption amount of $11,766,574 at December 31, 2014 was recorded in the consolidated financial statements as a liability, with an offsetting stock to be redeemed as a component of stockholders’ equity. The stock was redeemed on January 1, 2015. The terms of the agreement require payments, inclusive of interest at 3.25 percent, of $3,000,000 on January 31, 2015, 2016, and 2017, with the remaining balance due on January 31, 2018. The stock redemption obligation balance is $3,207,345 and $5,996,228 at December 31, 2017 and 2016, respectively. The obligation was paid in full subsequent to year end.

Caidan Enterprises, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 23 - Cash Flows

Cash paid for interest and income taxes was as follows:

	2017	2016
Interest	$10,375,355	$4,162,225
Income taxes	1,123,000	22,435,000

In 2017, the Company financed the purchase of property totaling $4,900,000. In addition, the Company had noncash investing activity related to the purchase of equipment that had not yet been paid at year end in the amount of $828,730 included in accounts payable at December 31, 2017.

In 2016, the Company had noncash investing activity related to the purchase of property and equipment that had not yet been paid at year end in the amount of $763,438 included in accounts payable at December 31, 2016.

Note 24 - Subsequent Events

Subsequent to December 31, 2017, the Company declared and paid dividends to stockholders of $44,483,000.

On May 28th, 2018 the Company entered into a purchase agreement with WellCare Health Plans, Inc. (“WellCare”) whereby WellCare has agreed to purchase, for approximately $2.5 billion, all shares of stock of Caidan Holding Company, Inc. and Subsidiaries, as well as all assets of MeridianRx, LLC and Caidan Management Company, LLC, with the exception of certain items which will be carved out. The transaction calls for payment of the estimated purchase price in cash, less an escrow of $125,000,000 at closing, subject to a potential closing working capital adjustment. The acquisition of these entities by WellCare is pending regulatory approval, but is anticipated to close during the fourth quarter of 2018.

The consolidated financial statements and related disclosures include evaluation of events up through and including July 10, 2018, which is the date the consolidated financial statements were available to be issued.

Independent Auditor’s Report

To the Board of Directors

Caidan Enterprises, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of Caidan Enterprises, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2017 and 2016 and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caidan Enterprises, Inc. and Subsidiaries as of December 31, 2017 and 2016 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

July 10, 2018